Exhibit 10(a)

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of March 21, 2011 (the “Effective Date”), by and between Churchill Downs Incorporated, a Kentucky corporation (the “Company”), and William C. Carstanjen (“Executive”).

WHEREAS, the Company desires to continue Executive’s employment and to embody herein the terms of such continued employment, and considers it to be in its best interests and in the best interests of its stockholders to employ Executive during the Employment Term (as defined in Section 1 below); and

WHEREAS, Executive is willing to accept such continued employment with the Company upon the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties hereby agree as follows:

1. Term of Employment. Unless terminated earlier in accordance with the provisions of Section 7, Executive’s employment under this Agreement shall be effective for a term commencing on the Effective Date and ending on the third anniversary of the Effective Date (the “Employment Term”). Thereafter, the Employment Term shall be automatically extended for subsequent one (1)-year periods unless written notice to the contrary is given by either the Company or Executive at least ninety (90) days prior to the expiration of the Employment Term or the expiration of any subsequent one (1)-year extension thereof.

2. Position and Duties. As of the Effective Date, Executive shall serve as the Chief Operating Officer and President of the Company. In such position, Executive shall report directly to the Company’s Chief Executive Officer (the “CEO”) and have such authority, responsibilities, and duties customarily exercised by a person holding such position and as assigned to him or delegated to him by the CEO. During the Employment Term, Executive will devote substantially all of his business time and best efforts to the performance of his duties.

3. Base Salary. Beginning on the Effective Date and continuing during the Employment Term, the Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of $465,000.00, payable in regular installments in accordance with the Company’s usual payroll practices. The Base Salary shall be prorated in 2011 based upon the proportion of the year remaining as of the Effective Date. The Compensation Committee of the Board shall review and may consider for increase (but not decrease) at any time Executive’s Base Salary in its sole discretion based on Executive’s performance.

4. Incentive Compensation. Executive shall be eligible to participate in any annual or long-term, cash or equity based, incentive plan or other arrangements of the Company, as they exist from time-to-time. Executive shall be eligible to participate in an annual performance bonus plan, with a target bonus for each performance period of 75% of Base Salary.

5. Equity Grants. Executive shall retain all outstanding equity grants awarded prior to the Effective Date, whether or not vested as of the Effective Date, in accordance with the terms of the applicable plan documents and award agreements, and shall continue to be eligible for Performance Share Awards under the Terms and Conditions of Performance Share Awards

Issued Pursuant to the Churchill Downs Incorporated 2007 Omnibus Stock Incentive Plan, as amended and restated as of December 19, 2008. As of the date the Compensation Committee shall have approved this Agreement, the Company shall grant Executive 15,000 Restricted Shares of Common Stock which shall vest on the third anniversary of the Effective Date; provided, however, that the third anniversary is prior to a Termination of Employment (as defined in Section 10(s)). Notwithstanding the foregoing, in the event the Executive’s Termination of Employment is described in Section 7 (b), (c), (d) or (e), then the Restricted Shares shall vest and the restrictions thereon shall lapse on the later of [1] the date of such termination or [2] six months after the date of this Agreement.

6. Other Benefits.

(a) Retirement Benefits. During the Employment Term, Executive shall be provided with the opportunity to participate in the Company’s qualified 401(k) retirement plan and non-qualified deferred compensation plan, as may exist from time-to-time, in each case, in accordance with the terms of such plans.

(b) Welfare Benefits. During the Employment Term, Executive shall be provided with the opportunity to participate in the Company’s medical plan and other employee welfare benefit plans on a comparable basis as such benefits are generally provided by the Company from time-to-time to the Company’s other senior executives, in each case, in accordance with the terms of such plans.

(c) Miscellaneous Allowance. The Company will provide Executive with an annual allowance of $10,000 to be paid ratably throughout the year pursuant to the Company’s normal payroll practice, so long as similar benefits are provided to other members of the Executive Leadership Team. The Company may terminate such benefits at its discretion.

(d) Reimbursement of Business Expenses. During the Employment Term, all reasonable business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by the Company upon receipt of documentation of such expenses in a form reasonably acceptable to the Company, and otherwise in accordance with the Company’s expense reimbursement policies.

(e) Indemnification Agreement. The Company agrees to enter into an agreement with Executive whereby the Company shall: (a) indemnify Executive to the maximum extent allowed under Kentucky law and (b) maintain directors’ and officers’ liability insurance for the benefit of Executive in a form at least as comprehensive as, and in an amount that is at least equal to, that maintained by the Company at such time for any officer of the Company.

7. Termination. Notwithstanding any other provision of this Agreement:

(a) For Cause by the Company or Voluntary Resignation by Executive Without Good Reason. If Executive is terminated by the Company for Cause (as defined in Section 10(d)), or if Executive voluntarily resigns without Good Reason (as defined in Section 10(m)), Executive shall be entitled to receive as soon as reasonably practicable after his date of termination or such earlier time as may be required by applicable statute or regulation: (i) his earned but unpaid Base Salary through the date of termination; (ii) payment in respect of any paid time off days accrued but unused through the date of termination, to the extent provided by Company policy; (iii) reimbursement for all business expenses properly incurred in accordance with Company policy prior to the date of termination and not yet reimbursed by the Company; and (iv) subject to Section 7(g), any earned but unpaid annual bonus in respect of any of the Company’s fiscal years preceding the fiscal year in which the termination occurs (provided, however, that if Executive’s termination is by the Company for Cause and such event(s) and/or action(s) that constitute Cause are materially and demonstrably injurious to the business or reputation of the Company, then no payment will be made pursuant to this clause (iv)) (the aggregate benefits payable pursuant to clauses (i), (ii), (iii) and (iv) hereafter referred to as the “Accrued Obligations”); and except as provided herein he shall have no further rights to any compensation (including any Base Salary or annual bonus, if any) or any other benefits under this Agreement. All equity-based awards shall be treated as set forth under the terms of this Agreement and the applicable plan, award or agreement. All other accrued and vested benefits, if any, due Executive following Executive’s Termination of Employment pursuant to this Section 7(a) shall be determined and provided or paid in accordance with the plans, policies, and practices of the Company; provided such benefits shall be provided or paid no later than the later of (A) sixty (60) days following Executive’s date of termination or (B) the date provided under the applicable plan, policy or practice of the Company covering such benefits.

(b) Without Cause by the Company or Voluntary Resignation by Executive for Good Reason. If Executive is terminated by the Company other than for Cause, Disability (as defined in Section 10(i)) or death, or if Executive voluntarily resigns for Good Reason, Executive shall receive: (i) the Accrued Obligations; and (ii) subject to Section 7(g), (A) cash payments equal to the product of 1.5 times the sum of (x) Executive’s Base Salary plus (y) Executive’s target bonus for the year of the Termination of Employment, payable in equal installments over the 18 months following Termination of Employment, (B) treatment of all equity-based awards per the terms of this Agreement and the applicable plan, award or agreement, and (C) the continuation of medical benefits through the end of the calendar quarter in which Termination of Employment occurs; provided, however, that such benefit shall be reduced or eliminated to the extent Executive receives similar benefits from a subsequent employer. Except as provided herein, Executive shall have no further rights to any compensation (including any Base Salary) or any other benefits under this Agreement. All other accrued and vested benefits, if any, due Executive following Termination of Employment pursuant to this Section 7(b) shall be determined and provided or paid in accordance with the plans, policies and practices of the Company; provided such benefits shall be provided or paid no later than the later of (A) sixty (60) days following Executive’s date of termination or (B) the date provided under the applicable plan, policy or practice of the Company covering such benefits.

(c) Termination following a Change in Control. If, during the 2-year period following a Change in Control (as defined in Section 10(e)), Executive is terminated by the Company other than for Cause, Disability or death, or if Executive voluntarily resigns for Good Reason, Executive shall receive: (i) the Accrued Obligations; and (ii) subject to Section 7(g), the benefits set forth in Section 7(b)(ii) (with any payments due pursuant to clause (A) of Section 7(b)(ii) payable in a lump sum on the sixtieth (60th) day following such Termination of Employment), (B) the vesting of any then-unvested Restricted Stock granted pursuant to Subsections 5 above, and any then-unvested but outstanding equity granted prior to the Effective Date shall vest according to the terms of this Agreement and the applicable plan, award or agreement, and (C) a Tax Gross-Up Payment for purposes solely of reimbursing Executive for the effect of any excise tax under Code Section 4999 with respect to an excess parachute payment under Code Section 280G.

(d) Death. Following a Termination of Employment for death, Executive’s estate shall be entitled to receive: (i) the Accrued Obligations; and (ii) subject to Section 7(g), (A) a pro-rata bonus, if any, for the year of death, based on the target bonus for which Executive was eligible for such year, and paid when bonuses under such applicable bonus plans are normally paid, (B) treatment of all equity-based awards per the other terms of this Agreement and the applicable plan, award or agreement, (C) all other benefits and payments per the applicable plan or program, and (D) life insurance benefits paid per such applicable plans. Except as provided herein, Executive’s estate shall have no further rights to any compensation (including any Base Salary) or any other benefits under this Agreement. All other accrued and vested benefits, if any, due Executive following a Termination of Employment for death shall be determined in accordance with the plans, policies, and practices of the Company.

(e) Disability. Following a Termination of Employment for Disability, Executive shall be entitled to receive: (i) the Accrued Obligations; and (ii) subject to Section 7(g), (A) a pro-rata bonus, if any, for the year of Termination of Employment, based on the target bonus for which Executive was eligible for such year, and paid when bonuses under the applicable bonus plans are normally paid, (B) treatment of all other equity-based awards per the other terms of this Agreement and the applicable plan, award or agreement, (C) all other benefits and payments per the applicable plan or program, and (D) short-term and long-term disability benefits per the applicable plans. Except as provided herein, Executive shall have no further rights to any compensation (including any Base Salary) or any other benefits under this Agreement. All other accrued and vested benefits, if any, due Executive following a Termination of Employment for Disability shall be determined in accordance with the plans, policies, and practices of the Company.

(f) No Mitigation or Offset. In no event shall the benefits set forth in this Section 7 be subject to mitigation or offset.

(g) Release. Notwithstanding any other provision of this Agreement to the contrary, Executive acknowledges and agrees that any and all payments to which Executive is entitled under this Section 7, which are described as being subject to this Section 7(g) are conditioned upon and shall not be payable unless (A) Executive, or, if applicable, his or his estate’s personal representative, executes a general release and waiver, in such reasonable and customary form as shall be prepared by the Company, of all claims Executive may have against the Company and its directors, officers, subsidiaries and affiliates, except as to (i) matters covered by provisions of this Agreement that expressly survive the termination of this Agreement and (ii) rights to which Executive is entitled by virtue of his participation in the employee benefit plans, policies and arrangements of the Company, within the minimum time period required under applicable state and federal laws, or if no such period, ten business days following the date of Executive’s termination, and (B) Executive, or, if applicable, his or his estate’s personal representative, has not revoked such release agreement within the time permitted under applicable law. Payments subject to this Section 7(g) shall commence or be made, as applicable, on the sixtieth (60th) day after the Termination of Employment, with any payments scheduled to occur between the Termination of Employment and such sixtieth (60th) day provided on such day.

8. Covenants.

(a) Confidentiality. Executive agrees that Executive will not at any time during Executive’s employment with the Company or thereafter, except in performance of Executive’s obligations to the Company hereunder, disclose, either directly or indirectly, any Confidential Information (as hereinafter defined) that Executive may learn by reason of his association with the Company. The term “Confidential Information” shall mean any past, present, or future confidential or secret plans, programs, documents, agreements, internal management reports, financial information, or other material relating to the business, strategies, services, or activities of the Company, including, without limitation, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, including leases, regulatory status, compensation paid to employees, or other terms of employment, and trade secrets, market reports, customer investigations, customer lists, and other similar information that is proprietary information of the Company; provided, however, the term “Confidential Information” shall not include any of the above forms of information which has become public knowledge, unless such Confidential Information became public knowledge due to any act or acts by Executive or his representative(s) in violation of this Agreement. Notwithstanding the foregoing, Executive may disclose such Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company and/or its affiliates, as the case may be, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information; provided, further, that in the event that Executive is ordered by any such court or other government agency, administrative body, or legislative body to disclose any Confidential Information, Executive shall (i) promptly notify the Company of such order, (ii) at the reasonable written request of the Company, diligently contest such order at the sole expense of the Company as expenses occur, and (iii) at the reasonable written request of the Company, seek to obtain, at the sole expense of the Company, such confidential treatment as may be available under applicable laws for any information disclosed under such order.

(b) Non-Compete. During the Employment Term and for one (1) year immediately following a Termination of Employment for any reason, Executive shall not, without the prior written consent of the Company, participate or engage in, directly or indirectly (as an owner, partner, employee, officer, director, independent contractor, consultant, advisor or in any other capacity calling for the rendition of services, advice, or acts of management, operation or control) any business for a Competitor (as defined below). The term “Competitor” shall mean any entity whose principal business involves the operation of a pari-mutuel or casino gaming or advance deposit wagering business.

(c) Non-Solicit. During the Employment Term and for one (1) year immediately following a Termination of Employment for any reason, Executive shall not, without the prior written consent of the Company, solicit or induce any then-existing employee of the Company or any of its subsidiaries to leave employment with the Company or any of its subsidiaries or contact any then-existing customer or vendor under contract with the Company or any of its subsidiaries for the purpose of obtaining business similar to that engaged in, or received (as appropriate), by the Company.

(d) Cooperation. Executive agrees that during the Employment Term or following a Termination of Employment for any reason, Executive shall, upon reasonable advance notice, assist and cooperate with the Company with regard to any investigation or litigation related to a matter or project in which Executive was involved during Executive’s employment. The Company shall reimburse Executive for all reasonable and necessary expenses related to Executive’s services under this Section 8(d) (i.e., travel, lodging, meals, telephone and overnight courier) within ten (10) business days of Executive submitting to the Company appropriate receipts and expense statements.

(e) Survivability. The duties and obligations of Executive pursuant to this Section 8 shall survive the termination of this Agreement and Executive’s Termination of Employment for any reason.

(f) Remedies. Executive acknowledges that the protections of the Company set forth in this Section 8 are fair and reasonable. Executive agrees that remedies at law for a breach or threatened breach of the provisions of this Section 8 would be inadequate and, therefore, the Company shall be entitled, in addition to any other available remedies, without posting a bond, to equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may be then available.

(g) Limitation. If the duration, scope, or nature of any restriction on business activity covered by any provision of Section 8(b) or (c) above is in excess of what is valid and enforceable under applicable law, such restriction shall be construed to limit duration, scope or activity to an extent that is valid and enforceable, with such extent to be the maximum extent possible under applicable law. For each of Section 8(b) and (c) above, Executive hereby acknowledges that such Section shall be given the construction which renders its provisions valid and enforceable to the maximum extent, not exceeding its express terms, possible under applicable law.

9. Miscellaneous.

(a) Resolution of Disputes and Reimbursement of Legal Costs. Except as otherwise provided in Section 8, the Company and Executive agree that any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules then in effect. Venue for any arbitration pursuant to this Agreement will lie in Louisville, Kentucky. Any award entered by the arbitrator(s) shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. Each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys’ fees and expenses) and shall share the fees of the American Arbitration Association and the arbitrator(s), if applicable, equally.

(b) Governing Law. This Agreement will be governed by, and interpreted in accordance with, the laws of the Commonwealth of Kentucky applicable to agreements made and to be wholly performed within the Commonwealth of Kentucky, without regard to the conflict of laws provisions of any jurisdiction which would cause the application of any law other than that of the Commonwealth of Kentucky.

(c) Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. Sections 7 and 8 of this Agreement shall survive the termination of Executive’s employment with the Company, except as otherwise specifically stated therein.

(d) Neutral Interpretation. This Agreement constitutes the product of the negotiation of the parties hereto and the enforcement of this Agreement shall be interpreted in a neutral manner, and not more strongly for or against any party based upon the source of the draftsmanship of the Agreement. Each party has been provided ample time and opportunity to review and negotiate the terms of this Agreement and consult with legal counsel regarding the Agreement.

(e) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(f) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(g) Successors.

(i) This Agreement is personal to Executive and shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(ii) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a substantial portion of its business and/or assets, by agreement in form and substance reasonably satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform this Agreement if no such succession had taken place. Regardless of whether such an agreement is executed, this Agreement shall be binding upon any successor of the Company and such successor shall be deemed the “Company” for purposes of this Agreement.

(h) Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if delivered by overnight courier service, if sent by facsimile transmission or if mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses or sent via facsimile to the respective facsimile numbers, as the case may be, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; provided, however, that (i) notices sent by personal delivery or overnight courier shall be deemed given when delivered; (ii) notices sent by facsimile transmission shall be deemed given upon the sender’s receipt of confirmation of complete transmission, and (iii) notices sent by United States registered mail shall be deemed given two days after the date of deposit in the United States mail.

If to the Company, to:

Churchill Downs Incorporated

Attn: General Counsel

700 Central Avenue

Louisville, KY 40208

If to Executive, to

Such address as shall most currently appear on the records

of the Company

(i) Withholding. The Company may withhold from any amounts payable under this Agreement such Taxes (as defined in Section 10(q)) as may be required to be withheld pursuant to any applicable law or regulation.

(j) Counterparts and Signatures. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures delivered by facsimile or PDF file shall constitute original signatures.

(k) Code Section 409A. It is intended that any amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with Code Section 409A (including the Treasury regulations and other published guidance relating thereto) so as not to subject Executive to the payment of any interest or additional tax imposed under Code Section 409A. To the extent any amount payable under this Agreement would trigger the additional tax imposed by Code Section 409A, the Agreement shall be modified to avoid such additional tax.

10. Definitions.

(a) “Agreement” – see the recitals to this Agreement.

(b) “Base Salary” – see Section 3.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” for termination by the Company of Executive’s employment with the Company means any of the following:

(i) the willful and continued failure of Executive to perform substantially his duties to the Company (other than any such failure resulting from incapacity due to disability), after a written demand to cure such failure (the “Demand to Cure”) is delivered to Executive by the Chairman of the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed his duties;

(ii) Executive’s conviction of, or plea of guilty or no contest to (A) a felony or (B) a misdemeanor involving dishonesty or moral turpitude; or

(iii) the willful engaging by Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the business or reputation of the Company.

For purposes of this definition, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon specific authority given pursuant to a resolution duly adopted by the Board or upon instructions of the Chairman of the Board or based upon the advice of counsel of the Company which Executive honestly believes is within such counsel’s competence shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. The Company shall give written notice to Executive of the termination for Cause. Such notice shall state in detail the particular act or acts or the failure or failures to act that constitute the grounds on which the Cause termination is based and such notice shall be given within six (6) months of the occurrence of, or, if later, the Company’s actual knowledge of, the act or acts or the failure or failures to act which constitute the grounds for Cause. Executive shall have sixty (60) days upon receipt of the Demand to Cure in which to cure such conduct, to the extent such cure is possible.

(e) “Change in Control” means the first to occur of the following events:

(i) the acquisition, directly or indirectly, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of either the then outstanding voting securities of the Company (the “Outstanding Company Common Stock”) or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (w) any acquisition directly from the Company, (x) any acquisition by the Company or any of its subsidiaries, (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this definition;

(ii) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a “Corporate Transaction”), in each case, unless, immediately following such Corporate Transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Corporate Transaction or employee benefit plan (or related trust) of the Company or such corporation resulting from such Corporate Transaction) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-Outstanding Company Common Stock resulting from such Corporate Transaction or the Outstanding Company Voting Securities resulting from such Corporate Transaction, except to the extent that such ownership existed prior to the Corporate Transaction, and (C) at least a majority of the members of the Board resulting from the Corporate Transaction were members of the Incumbent Board at the time of the execution of the initial plan or action of the Board providing for such Corporate Transaction; or

(iv) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time-to-time.

(g) “Common Stock” means the common stock, no par value, of the Company.

(h) “Company” – see the recitals to this Agreement.

(i) “Disability” means that Executive becomes “disabled” within the meaning of Section 409A(a)(2)(C) of the Code or any successor provision and the applicable regulations thereunder.

(j) “Employment Term” – see Section 1.

(k) “Exchange Act” means the Securities Exchange Act of 1934.

(l) “Executive” – see recitals to this Agreement.

(m) “Good Reason” for termination by Executive of Executive’s employment means the occurrence (without Executive’s express written consent) of any one of the following acts by the Company or failures by the Company to act:

(i) the assignment to Executive of any duties inconsistent in any material respect with the position of President and Chief Operating Officer (including status, office, title and reporting requirements), or the authority, duties or responsibilities of the President and Chief Operating Officer, or any other diminution in any material respect in such position, authority, duties or responsibilities unless agreed to by Executive;

(ii) the Company’s requiring Executive to be based at, or perform his principal functions at, any office or location other than a location within 35 miles of the Main Office unless such other location is closer to Executive’s then-primary residence than the Main Office;

(iii) a reduction in Base Salary;

(iv) a reduction in Executive’s welfare benefits plans, qualified retirement plan, or paid time off benefit unless other senior executives suffer a comparable reduction;

(v) any purported termination of Executive’s employment under this Agreement by the Company other than for Cause, death or Disability; and

(vi) the Company’s notice to Executive of non-renewal of the Agreement, or failure of the parties to reach mutually agreeable revised extension terms within 60 days following a party’s notice of non-renewal of the Agreement.

Prior to Executive’s right to terminate this Agreement, he shall give written notice to the Company of his intention to terminate his employment on account of a Good Reason. Such notice shall state in detail the particular act or acts or the failure or failures to act that constitute the grounds on which Executive’s Good Reason termination is based and such notice shall be given within six (6) months of the occurrence of the act or acts or the failure or failures to act which constitute the grounds for Good Reason. The Company shall have sixty (60) days upon receipt of the notice in which to cure such conduct, to the extent such cure is possible.

(n) “Main Office” means 700 Central Avenue, Louisville, Kentucky.

(o) “Option” means an option to purchase shares of Common Stock.

(p) “Restricted Shares” see Section 5(a).

(q) “Taxes” means the incremental United States federal, state and local income, excise and other taxes payable by Executive with respect to any applicable item of income.

(r) “Tax Gross-Up Payment” means an amount payable to Executive such that, after payment of Taxes on such amount, there remains a balance sufficient to pay the Taxes being reimbursed, which amount shall be payable in a lump sum to Executive not later than the end of the taxable year of Executive next following the taxable year of Executive in which the related Taxes were remitted. The amount of Taxes eligible for reimbursement in one taxable year of Executive shall not affect the amount of Taxes eligible for reimbursement in another taxable year of Executive.

(s) “Termination of Employment” means a termination by the Company or by Executive of Executive’s employment with the Company.

11. Section 409A. Notwithstanding the foregoing, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A and the rules and regulations thereunder (“Section 409A”), if Executive is a “specified employee” (as defined under Section 409A) as of the date of his “separation from service” (as defined under Section 409) from the Company, then any payment of benefits scheduled to be paid by the Company to Executive during the first six (6) month period following the date of a termination of employment hereunder shall not be paid until the earlier of (a) the expiration of the six (6) month period measured from the date of Executive’s “separation from service” and (b) the date of Executive’s death. All payments and benefits that are delayed pursuant to the immediately preceding sentence shall be paid to Executive in a lump sum as soon as practicable following the expiration of such period (or if earlier, upon Executive’s death) but in no event later than thirty (30) days following such period. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, no amount or benefit that is payable upon a termination of employment or services from the Company shall be payable unless such termination also meets the requirements of a “separation from service” under Section 409A. In addition, the parties shall cooperate fully with one another to ensure compliance with Section 409A, including, without limitation, adopting amendments to arrangements subject to Section 409A and operating such arrangements in compliance with Section 409A.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on dates set forth next to their respective signatures.

WILLIAM C. CARSTANJEN

Date: March 21, 2011		/s/ William C. Carstanjen

CHURCHILL DOWNS INCORPORATED

Date: March 21, 2011	By:	/s/ Robert L. Evans
Robert L. Evans, Chief Executive Officer

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